Exhibit 10.31

WASHINGTON REAL ESTATE INVESTMENT TRUST

EXECUTIVE SHARE OWNERSHIP POLICY

(Adopted by Board on October 27, 2010)

I.	Purpose

The purpose of this Executive Share Ownership Policy (“Ownership Policy”) is to further WRIT’s goal of increasing shareholder value by further aligning the interests of executives with the interests of shareholders.

II.	Participation

WRIT’s Ownership Policy applies to the following persons:

•	Chief Executive Officer

•	Executive Vice Presidents

•	Senior Vice Presidents

•	Managing Directors

III.	Determination of Share Ownership Goals

The share ownership goal for each individual subject to the Ownership Policy is determined on an individual basis, first in dollars as a multiple of the individual’s base salary, and then by converting such amount to a fixed number of shares.

Share ownership goals are established for each individual as follows:

•	First, determine the dollar goal by applying the following multiples to the individual’s base salary:

•	3x for the Chief Executive Officer

•	2x for Executive Vice Presidents

•	1x for Senior Vice Presidents and Managing Directors

•

Second, convert the dollar goal into a number of shares by dividing such dollar amount by WRIT’s average closing common share price as reported by the New York Stock Exchange for the 60 trading days prior to the date of computation.

IV.	Effective Date

For individuals in office as of February 18, 2010, the effective date of this Ownership Policy will be February 18, 2010. For those individuals, the share ownership goal will be determined using their base salaries in effect as of that date and the average WRIT closing common share price for the 60 trading days prior to February 18, 2010.

The share ownership goal under the Ownership Policy for individuals assuming an executive level position after February 18, 2010 will be determined using their base salaries as of the date they become subject to the Ownership Policy and using WRIT’s average closing common share price for the 60 trading days prior to such date.

Once established, an individual’s share ownership goal will not change because of changes in his or her base salary or fluctuations in WRIT’s common share price. An individual’s share ownership goal will be revised on an incremental basis upon a change to a different executive position as described in Section VI.

V.	Counting Shares Owned

Only common shares of WRIT that are owned in the following forms will be considered in determining whether an individual’s share ownership goal has been achieved:

•	Shares owned directly by the individual or his or her immediate family members residing in the same household;

•	Shares held in an individual’s IRA accounts or self-directed 401(k) accounts;

•	Shares held by an individual through a WRIT-sponsored nonqualified deferred compensation plan;

•	Restricted shares and restricted share units owned by an individual under any WRIT compensation plan;

•	Shares held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household;

•

Shares owned by a partnership or limited liability company to the extent of the individual’s pro rata interest therein (or the pro rata interest therein of his or her immediate family members residing in the same household), but only if the voting or disposition of the shares is controlled by the individual.

For the avoidance of doubt, the following forms will not be considered in determining whether an individual’s share ownership goal has been achieved:

•	Stock options, whether vested or unvested; and

•	Performance shares and performance share units that have not yet vested.

VI.	Attainment Period

Each individual will have a five-year period to attain their share ownership goal. In addition, each individual must meet 50% of their share ownership goal no later than two and one-half years after the commencement of the five-year period. As a result, individuals subject to the Ownership Policy as of February 18, 2010 are required to achieve their full share ownership goal by February 18, 2015, and must achieve 50% of their share ownership goal by August 18, 2012.

After the five-year period is complete, each individual will be measured against their share ownership goal established under Section III of this Ownership Policy on an ongoing basis on January 1 of each year.

If an individual’s share ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

VII.	Share Retention Requirements

If, on any required computation date (i.e., at (i) the end of two and one-half years, (ii) the end of five years or (iii) each January 1 thereafter), an individual’s share ownership goal is not met, then such individual will thereafter be required to retain at least 50% of the “Net Shares” delivered to such individual through WRIT’s compensation plans. “Net Shares” are defined as WRIT common shares that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes and the exercise price of stock options. Transfers of stock options shall not exempt the individual from this retention requirement, and the donee will be subject to the same retention requirement as the individual would have been until the share ownership goal has been achieved.

Once an individual achieves his or her share ownership goal, the retention requirement above will no longer apply.

VIII.	Hardship

There may be rare instances in which compliance with the Ownership Policy would place a severe hardship on an individual or would prevent an individual from complying with a court order, such as in the case of a divorce settlement. In these instances, the individual must submit a request in writing to the Chief Executive Officer that summarizes the circumstances and describes the extent to which an exemption from the Ownership Policy is being requested. The Chief Executive Officer will review the request and will make the final decision. If the request is granted in whole or in part, the Chief Executive Officer will, in consultation with the individual, develop an alternative share ownership plan that reflects both the intention of this Ownership Policy and the individual’s particular circumstances. If the requesting individual is the Chief Executive Officer, the Compensation Committee will make the final decision regarding the hardship request.

IX.	Administration

The Ownership Policy shall be administered and interpreted by the Compensation Committee.